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                                                                    Exhibit 23.1


                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-72583, 333-87427, 333-40652, 333-56712, 333-59786, 333-66078, 333-67446,
333-71966, 333-76880, and 333-85654 on Form S-3 and 333-16529, 333-34002,
333-37366, and 333-59200 on Form S-8 of Calpine Corporation of our reports dated March 10, 2003 (March 26, 2003 as to paragraphs two, three and four of Note 29), which express an unqualified opinion and include an explanatory paragraph as to the restatement of the 2001 and 2000 consolidated financial statements and an emphasis paragraph relating to the adoption of new accounting standards, appearing in this Annual Report on Form 10-K of Calpine Corporation for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP

San Jose, California
March 27, 2003